EXHIBIT 99.1

WELLS-GARDNER REPORTS 2004 SECOND QUARTER
AND SIX MONTH EARNINGS

2004 SIX MONTH EARNINGS UP OVER 230% FROM 2003

Chicago, Illinois, August 2, 2004 — Wells-Gardner Electronics Corporation (AMEX:WGA) announced that sales for the second quarter ended June 30, 2004 were $12.9 million, an increase of 9%, from $11.8 million for the 2003 quarter.  Additionally, second quarter 2004 net earnings were $278,000 or $0.04 per share compared to net earnings of $35,000 or $0.01 per share for the 2003 quarter.

Sales for the six months ended June 30, 2004 were $25.6 million, an increase of 8%, from $23.7 million for the 2003 period.  Six month 2004 net earnings were $538,000 or $0.08 per share compared to net earnings of $160,000 or $0.03 per share for the 2003 period.

“We are pleased with the quarterly and six month results of 2004,” said Anthony Spier, Wells-Gardner’s Chairman and Chief Executive Officer.  “Gaming and amusement monitor and LCD sales grew at a faster rate than our gaming parts distribution business. Expenses remained under tight control, declining by 2%. This led to both revenues and net earnings increasing in the second quarter compared to the second quarter 2003 and the first quarter 2004.”

Commenting on recent events in the gaming industry, Spier continued, “We remain optimistic about the future growth in the gaming segment. Pennsylvania lawmakers recently approved legislation, which will legalize up to 61,000 video gaming machines across the state with an anticipated launch date in late 2005. Analysts expect this to create a “domino effect” as surrounding states, such as New York, Ohio, West Virginia, Delaware and Maryland, either legalize or expand their gaming activities. With most new markets expecting to legalize video style gaming, Wells-Gardner, as the second largest global manufacturer of monitors and LCDs for video style gaming machines, expects to benefit from this expansion. In addition, this is expected to speed up the technology transition from CRT monitors to LCDs, which should fuel future revenue growth particularly with our LCD manufacturing capability in Asia.”

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America. This press release contains certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and

Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605. For additional investor information, please contact Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.

Consolidated Condensed Statements of Operations

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales	12,885,000	11,810,000	25,630,000	23,667,000
Cost of sales	10,561,000	9,512,000	20,886,000	19,136,000
Engineering, selling & administrative	2,077,000	2,177,000	4,164,000	4,259,000
Operating earnings	247,000	121,000	580,000	272,000
Other (income) expense, net	(37,000)	75,000	24,000	109,000
Income tax expense	6,000	11,000	18,000	3,000
Net earnings	278,000	35,000	538,000	160,000

Per share data:
Basic net earnings per share	0.04	0.01	0.08	0.03
Diluted net earnings per common share	0.04	0.01	0.08	0.03

Weighted average common shares outstanding	6,845,835	6,265,557	6,728,927	6,237,255
Weighted average common & common equivalent shares outstanding	6,974,046	6,280,107	6,846,452	6,238,394